EXHIBIT 8


                                POWER OF ATTORNEY

         By this POWER OF ATTORNEY given on Monday the 28th day of February 2000, BASS PLC whose registered office is situated at 20 North Audley Street, London W1Y 1WE (hereinafter called "the Company"),


1.       HEREBY APPOINTS
                                    Thomas Arasi, Andrew MacFarlane and David
         R. Smith acting together or individually (each hereinafter called "the Attorney") to be the lawful Attorney of the Company and in its name and on its behalf but only to the extent and subject to the conditions specified below:

         1.1 To negotiate, execute and deliver on behalf of the Company the proposed Agreement and Plan of Merger, by and among the Company, BHR North America, Inc. and Bristol Hotels & Resorts, Inc. (the "Merger Agreement") and to negotiate, execute and deliver such other agreements, documents and other instruments, and to take such other actions on behalf of the Company, as may be necessary or advisable with respect to the Merger Agreement and the transactions contemplated thereby, including without limitation, (i) the tender offer of all of the issued and outstanding shares of common stock of Bristol Hotels & Resorts, Inc. contemplated by the Merger Agreement,
                  (ii) the merger of BHR North America, Inc. with and into Bristol Hotels & Resorts, Inc. as contemplated by the Merger Agreement, and (iii) the entering into of one or more agreements with certain shareholders of Bristol Hotels & Resorts, Inc. as contemplated by the Merger Agreement.

2. WE HEREBY DECLARE that the said appointment and the instructions herein contained shall continue in effect from the date hereof for a period of three months or until it is repealed by the Company.

This document is executed and delivered as a deed on the date stated at the beginning of this document.

The Common Seal of Bass PLC was hereunto affixed in the presence of:


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/s/ Richard C. North
Director

                                                              [seal]

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/s/ Francis S. Wigley
Secretary


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